EXHIBIT 10.1

Curis Inc.

AGREEMENT AND GENERAL RELEASE

It is hereby agreed by and between Mary Elizabeth Potthoff (“Employee”) and Curis Inc. (“Curis”), for good and sufficient consideration more fully described below that:

1. Employment Status. The Employee’s employment with Curis is terminated effective May 17, 2007 (the termination date). As of the termination date, the Employee’s salary will cease and all Company benefit programs terminated, except as required by applicable federal or state law, or otherwise described below.

2. Payment of Earned and Accrued Vacation Pay. The Employee has received a check in payment for all salary due through the termination date and all unused, accrued vacation pay on the termination date.

3. Severance Pay/Benefit Continuance/Options.

(a) Severance Pay. In return for the execution of the instant Agreement and General Release (the “Agreement”), the Employee will receive 26 weeks of severance pay at employee’s current rate of pay, for a total severance payment of $100,000.00 less all applicable state and federal taxes. The severance pay will be paid to the Employee on November 19, 2007 in a single payment in the form of a check which will be mailed directly to the Employee’s home address.

(b) Benefits. Employee’s medical/dental insurance as an employee of Curis will cease effective May 17, 2007. Employee will immediately become eligible for continuation of medical/dental coverage pursuant to COBRA. Curis will pay the COBRA premium until Employee’s severance period ends on November 18, 2007. At the end of the severance period, the Employee is eligible to continue coverage for the balance of the total eighteen (18) month COBRA period provided that Employee pays the COBRA premium. In the event Employee obtains alternate employment during this period, Curis medical/dental coverage will cease to the extent permitted by COBRA. The Employee will receive further COBRA information under separate cover. Life Insurance, Short Term Disability and Long Term Disability end on the termination date. A conversion option for Life Insurance and Long Term Disability is available. Details of policy conversion will be provided during the exit interview or upon request.

(c) Restricted Stock/Options. For all Employee-held stock options, the Employee is entitled to exercise the vested portion of his/her stock option within ninety (90) days of the termination date, except for stock option CU000534, dated September 2, 2002, whereby the 43,750 vested shares of common stock that were not exercised under this award may be exercised through May 17, 2008, and in the event such stock option is not exercised by May 17, 2008, all 43,750 shares shall expire and thereafter be unexercisable. The employee will not continue to vest after the termination date.

4. Company Files, Documents and Other Property. No later than the termination date, the Employee will return to Curis any keys, credit cards or other items that he/she might have in his/her possession that are the property of Curis. No later than the termination date, the Employee will return all Curis files, reports, books, data and other documents.

5. Releases.

(a) In exchange for the compensation described in Section 3 and other good and valuable consideration, receipt of which is hereby acknowledged, the Employee hereby agrees that his/her representatives, agents, estates, successors and assigns release and forever discharge Curis, its affiliates, divisions, subsidiaries, parent companies, predecessors, successors and assigns, and the officers, trustees, employees, agents, managers, supervisors, representatives and attorneys, of all such entities, in their professional and/or official capacities for Curis, and their personal/individual capacities to the extent related to matters related to Employee’s employment and/or termination from employment (the “Releasees”), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, of any nature whatsoever, known or unknown (“claims”), including but not limited to those claims which arose out of the Employee’s employment with or his/her termination of employment from Curis, to the extent such claims arose on or before the date this Agreement was executed. This release is intended by the Employee and Curis to be all encompassing and to act as a full and total release of any claims that the Employee may have or has had against the Releasees, including, but not limited to, any claim under any federal or state law or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of age, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, 29 United States Code Section 621, et seq., race, color, creed, sex, sexual preference, religion, national origin, handicap status, or status as a disabled or Vietnam era veteran; any contract, whether oral or written, express or implied; or under the common law of any jurisdiction, which arose out of the Employee’s employment with or termination of employment from Curis, to the extent such claims arose on or before the date this Agreement was executed, provided however that nothing in this section 5(a) shall prevent Employee from bringing any legal action to for the purpose of enforcing any obligations of Curis to Employee under this Agreement. Employee does not release Curis from any obligation to indemnify Employee under the Offer Letter of July 25, 2002 as amended by the Amendment to the Offer Letter, dated October 31, 2006 and to the fullest extent provided in Curis’ Certificate of Incorporation and Bylaws.

(b) As a material inducement for Employee to enter into this Agreement , the Releasees hereby irrevocably and unconditionally release Employee from any and all claims arising out of the Employee’s employment with or her termination of employment from Curis , to the extent such claims arose on or before the date this Agreement was executed, provided however that nothing in this section 5(b) shall release Employee from any obligation set forth in this Agreement; any obligations intended to continue beyond her termination date as outlined in the Offer Letter of July 25, 2002 as amended by the Amendment to the Offer Letter, dated October 31, 2006; any obligations of the Invention, Non-Disclosure and Non-Competition Agreement; or any claims arising out of or related to Employee’s commission of acts involving fraud, criminal activity or misconduct committed during his/her employment with Curis.

(c) The Employee agrees and acknowledges the payments and benefits set forth in this Agreement, together with payments and benefits previously provided to the Employee by Curis, and the benefits described in the Offer Letter of July 25, 2002, as amended by the Amendment to the Offer Letter, dated October 31, 2006, are the only payments and benefits he/she will receive in connection with his/her employment and termination. The Employee further agrees and acknowledges that she would otherwise not have been entitled to the payments and benefits set forth in this Agreement, and described in the Offer Letter of July 25, 2002, as amended by the Amendment to the Offer Letter, dated October 31, 2006, as such payments and benefits were subject to execution of this Agreement.

6. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967

(a) Employee represents and agrees that he/she has received a description in writing, in a manner calculated to be understood by the average individual eligible to participate, of any class, unit, or group of individuals covered by the reduction in force program, any eligibility factors for such program, any time limits applicable to such program, a list of the job titles and ages of all individuals who are eligible or selected for benefits under such program, and the job titles and ages of all individuals in the same job classification or organizational unit who are not eligible or selected for benefits under the reduction in force. The written description referred to in the preceding sentence is incorporated herein by reference.

(b) THE EMPLOYEE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND WILL BE GIVEN A PERIOD OF FORTY-FIVE (45) DAYS WITHIN WHICH TO DO SO AND CONSIDER WHETHER OR NOT TO SIGN THIS AGREEMENT. THE EMPLOYEE ALSO WILL HAVE A PERIOD OF SEVEN (7) DAYS FOLLOWING HIS/HER—SIGNING OF THIS AGREEMENT IN WHICH TO REVOKE IT, AND THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAY PERIOD HAS EXPIRED. IN THE EVENT THAT THE EMPLOYEE EXECUTES THIS AGREEMENT WITHIN LESS THAN FORTY-FIVE (45) DAYS AFTER THE DATE IT WAS DELIVERED TO HIM/HER, THE EMPLOYEE ACKNOWLEDGES THAT SUCH DECISION WAS ENTIRELY VOLUNTARY AND HE/SHE HAD THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR THE ENTIRE FORTY-FIVE (45) DAY PERIOD.

7. No Admission. Nothing in this Agreement is to be construed as an admission by Curis, its successors, assigns, officers, employees, and or agents whether in their individual or official capacity of any liability or unlawful conduct whatsoever.

8. Confidentiality. Subject to the provisions of Section 9(f) below, the Employee agrees not to disclose, except to Employee’s legal or financial advisors and immediate family members, (provided in all cases that she receives assurances of continued confidentiality of the information), and except as provided by law, either directly or indirectly, any information whatsoever regarding any claim he/she might have or might have had against the Releasees, or any information of the terms of this Agreement to any person or organization, including but not limited to, members of the press and media, present and former employees of Curis, its successors, assigns, officers, employees, and/or agents and other members of the public.

Curis agrees not to disclose, except as provided by law, any information of the terms of this Agreement, or any claim that it might have or have had against the Employee that is waived and/or released in paragraph 5(b) herein, to anyone except directors and officers of Curis, employees of Curis who have a need to know, or Curis’ attorneys, accountants, financial advisors, or other agents, individuals or entities who have a business need to know, provided in all cases that it receives assurances of continued confidentiality of the information.

9. Representations and Governing Law.

(a) This Agreement represents a complete understanding between the parties, supersedes any and all other agreements and understandings, whether oral or written and may not be modified, altered or changed except upon written consent of the parties. Nothing herein shall alter or change Employee’s obligations under the Invention, Non-Disclosure and Non-Competition Agreement and the provisions therein shall remain in full force and effect.

(b) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof.

(c) This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entities with which or into which Curis may be merged or which may succeed to its assets or business.

(d) In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

(e) The Employee represents that he/she has read the foregoing Agreement, fully understands the terms and conditions of such Agreement, and is voluntarily executing the same. In entering into this Agreement, the Employee does not rely on any representation, promise or inducement made by Curis, with the exception of the consideration described in this document. The Employee may revoke this Agreement for a period of seven (7) days following its execution and the Agreement shall not become effective or enforceable until this revocation period has expired. If Employee decides to rescind his/her assent to this Agreement within seven (7) days after signing it, Employee must deliver a notice of rescission to Rachel Klein, Manager, Human Resources, 45 Moulton Street, Cambridge, MA 02138. To be effective, such rescission must be hand-delivered or postmarked within the seven (7)-day period and sent by certified mail, return receipt requested, to Ms. Klein at the above address. If this Agreement is not executed on or before July 20, 2007, it shall be rescinded.

(f) Nothing in this Agreement shall prohibit or restrict, or be construed as prohibiting or restricting the Employee from filing a charge with the Equal Employment Opportunity Commission or Massachusetts Commission Against Discrimination, or from participating in an investigation or proceeding conducted by such agencies, and this section shall override any provision to the contrary in this Agreement; provided, however, that the Employee shall not be permitted to gain any benefit (including but not limited to monetary benefit) from any such filing.

[Signature Page to Follow]

Signed this 25th day of June, 2007.

CURIS INC.

By:	/s/ MICHAEL P. GRAY	Employee:	/s/ MARY ELIZABETH POTTHOFF

Dated: June 25, 2007		Dated: June 27, 2007